SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 11, 2003

STATER BROS. HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Commission file number 001-13222

Delaware (State or other jurisdiction of incorporation or organization)	33-0350671 (I.R.S. Employer Identification No.)

21700 Barton Road Colton, California (Address of principal executive offices)	92324 (Zip Code)

Registrant’s telephone number, including area code: (909) 783-5000

Item 5. Other Events and Regulation FD Disclosure

The following information is deemed by the registrant to be of material importance to its security holders:

On July 9, 2003, Stater Bros. Holding Inc.’s principal operating subsidiary Stater Bros. Markets (“Company”) agreed to a settlement of two lawsuits which had been filed on behalf of certain of the Company’s existing and former store managers and assistant managers which alleged that such workers are non-exempt under California labor laws and are therefore entitled to overtime wages. The Company admitted no wrong doing under the settlement and it believes it has appropriately followed California law in the classification and payment of its employees. The Company believes that the store managers and assistant managers are highly compensated employees with duties and responsibilities which place them in the exempt category under California law and that such employees are not entitled to overtime wages. The Company continues to feel the case was without merit; however, because of escalating litigation expenses the Company has determined a settlement was the best solution. The maximum amount to be paid by the Company under the settlement is $4.0 million, which includes the plaintiff’s legal fees. The ultimate amount to be paid will depend upon the number of existing and former store managers and assistant managers who elect to participate in the settlement, and could be less than $4.0 million.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stater Bros. Holdings Inc.

/s/ Phillip J. Smith

By:	Phillip J. Smith Senior Vice President and Chief Financial Officer

Date: July 11, 2003